Exhibit 1.20




                              DEL WEBB CORPORATION


                                LEROY C. HANNEMAN

                              EMPLOYMENT AGREEMENT
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                                TABLE OF CONTENTS

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1.   DEFINITIONS...............................................................1

2.   TERM OF AGREEMENT; DUTIES.................................................1

     (a)  Initial Term; Renewal; Employment Period Defined.....................1
     (b)  Duties...............................................................1
     (c)  Employee Commitments.................................................2
     (d)  Other Programs.......................................................2

3.   COMPENSATION..............................................................2

     (a)  Base Salary..........................................................2
     (b)  Incentive and Benefit Plans..........................................2
     (c)  Supplemental Executive Retirement Plan...............................3

4.   CONFIDENTIALITY...........................................................3

5.   TERMINATION DUE TO DEATH OR DISABILITY....................................3

     (a)  Death................................................................3
     (b)  Permanent Disability.................................................4
     (c)  Salary Continuation..................................................4
     (d)  Lapse of Provisions..................................................4

6.   TERMINATION BY COMPANY....................................................4

     (a)  Termination for Cause................................................4
     (b)  "Cause" Defined......................................................4
     (c)  Termination Without Cause............................................5

7.   TERMINATION BY EMPLOYEE...................................................5

     (a)  General..............................................................5
     (b)  Good Reason Defined..................................................5
     (c)  Company May Cure Good Reason.........................................6
     (d)  Effect of Good Reason Termination....................................6
     (e)  Effect of Termination without Good Reason............................6

8.   SEVERANCE BENEFITS........................................................7

     (a)  Eligibility..........................................................7

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     (b)  Severance Benefits...................................................7
     (c)  Severance Period.....................................................9
     (d)  COBRA................................................................9

9.   CHANGE IN CONTROL OF COMPANY..............................................9

     (a)  General..............................................................9
     (b)  Eligibility to Receive a Severance Benefit..........................10
     (c)  Permanent Disability................................................10
     (d)  Change in Control Defined...........................................10
     (e)  Good Reason Defined.................................................12
     (f)  Notice of Termination by Employee...................................13
     (g)  Effect of Termination; Special Severance Benefits...................13
     (h)  Other Agreements....................................................14
     (i)  Legal Expenses......................................................14

10.  EXCISE AND INCOME TAX GROSS-UP...........................................14

11.  COMPETITION..............................................................15

     (a)  Restrictive Covenant................................................15
     (b)  Duration of Covenant................................................15
     (c)  Remedies; Reasonableness............................................16
     (d)  Survival of Provision...............................................16
     (e)  Competing Business..................................................16
     (f)  Change in Control...................................................17

12.  DISPUTE RESOLUTION.......................................................17

     (a)  Mediation...........................................................17
     (b)  Arbitration.........................................................17
     (c)  Damages.............................................................18
     (d)  Selection of Mediator or Arbitrators................................18
     (e)  Expenses............................................................18

13.  BENEFIT AND BINDING EFFECT...............................................18

14.  NON-DISPARAGEMENT........................................................19

15.  OTHER AGREEMENTS OF EMPLOYEE.............................................19

16.  NOTICES..................................................................19

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17.  ENTIRE AGREEMENT.........................................................19

18.  GOVERNING LAW............................................................20

19.  CAPTIONS.................................................................20

20.  SEVERABILITY.............................................................20

21.  MITIGATION...............................................................20

22.  TERMINATION OF EMPLOYMENT................................................20

23.  NO CONSTRUCTION AGAINST COMPANY..........................................20

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                              EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is entered into as of the 1st day of December, 1999 between DEL WEBB CORPORATION, a Delaware corporation (the "Company"), and LEROY C. HANNEMAN (the "Employee").

1.   DEFINITIONS

     Throughout this Agreement, certain defined terms will be identified by the capitalization of the first letter of the defined word or the first letter of each substantive word in a defined phrase. Whenever used, these terms will be given the indicated meaning.

2.   TERM OF AGREEMENT; DUTIES

     (a) INITIAL TERM; RENEWAL; EMPLOYMENT PERIOD DEFINED

     Employee shall be employed by Company for the duties set forth below for the period beginning on December 1, 1999 and ending on November 30, 2000 (the "Initial Term"), unless sooner terminated in accordance with the provisions of this Agreement. This Agreement shall be automatically renewed at the end of the Initial Term for additional one-year periods commencing on each December 1 and ending on the next following November 30 (a "Renewal Term"), unless either party serves notice of desire to terminate or modify this Agreement on the other. Such notice must be given at least 30 days before the end of the Initial Term or the applicable Renewal Term.

     The period of time commencing as of the first day of the Initial Term and ending on the effective date of the termination of employment of Employee under this or any successor agreement shall be referred to as the "Employment Period."

     (b) DUTIES

     Employee shall be employed as the President and Chief Executive Officer of Company. As the President and Chief Executive Officer, Employee shall supervise and direct the entire operation of Company, and to the extent practicable, its "Subsidiaries." Employee also shall perform such additional duties related to the business and affairs of Company and its Subsidiaries as may be delegated to him from time to time by the Board of Directors of the Company ("Board"). Any additional duties delegated to Employee by the Board shall be consistent with Employee's position as President and Chief Executive Officer and shall be of the type customarily assigned to the President and Chief Executive Officer of a comparable corporation. For purposes of this Agreement, the term "Subsidiary" shall mean any corporation, partnership, joint venture, or other entity in which Company directly or indirectly has a 20% or greater equity interest.
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     (c) EMPLOYEE COMMITMENTS

     Employee agrees that he will faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him and fulfill all of his responsibilities hereunder pursuant to the express and explicit terms hereof, to the reasonable satisfaction of the Board. Employee also agrees that he will devote substantially all of his undivided time, attention, knowledge, and skills, during customary business hours, to the business and interests of Company, subject to such reasonable vacations and sick leave as are provided under the general policies of Company, as they may exist from time to time, and consistent with past practice.

     (d) OTHER PROGRAMS

     As a general rule, this Agreement is intended to supplement and enhance the rights and benefits available to Employee as a senior executive officer of the Company. Accordingly, unless this Agreement or any other agreement or plan of Company specifically indicates otherwise, none of the rights and benefits provided to Employee pursuant to this Agreement are intended to replace the rights and benefits made available generally to other senior executive officers of the Company.

3.   COMPENSATION

     Employee shall receive the following compensation for services:

     (a) BASE SALARY

     Employee shall receive "Base Salary" at the rate of $600,000 per year. Base Salary shall be payable as nearly as possible in equal bi-weekly installments (or in such other installments as the Company shall determine). The Base Salary may be adjusted from time to time in accordance with the procedures established by Company for salary adjustments for executive officers.

     (b) INCENTIVE AND BENEFIT PLANS

     Employee shall participate in the Del Webb Corporation 1995 Executive Management Incentive Plan (the "EMIP") and any successors thereto. The Employee's incentive compensation and all other terms and conditions of
Employee's participation in the EMIP (including incentive compensation levels and performance goals) may be changed from time to time by the Company's Board of Directors or a Committee thereof in the exercise of its discretion. Employee also shall have the right to participate in any and all pension or profit sharing plans, stock purchase plans, executive retirement plans, any annuity or group benefit plans and any medical plans and other benefit plans (other than the Company's Management Incentive Plan ("MIP"), which is replaced by participation in the EMIP) that are now or in the future may be maintained by Company for its Senior Executive Officers, all in accordance with the terms and conditions of the plans. Company will provide Employee with an automobile and an active membership in a country club of Employee's choice in accordance with the policies and practices applicable to Senior Executive Officers. The automobile and country club policies for Senior Executive Officers may be modified from time to time. For purposes of this Agreement, the term "Senior Executive Officer" includes Employee and any Del Webb Corporation Executive Vice President, Senior Vice President or Vice President.

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     (c) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Employee is a participant in the Company's Supplemental Executive Retirement Plan No. 2 (the "SERP"). A new SERP Participation Agreement shall be entered into between Employee and Company as of December 1, 1999 pursuant to which Employee shall receive enhanced treatment for purposes of the SERP.

4.   CONFIDENTIALITY

     Employee covenants and agrees to hold in strictest confidence, and not disclose to any person, firm or corporation, without the express written consent of Company, any and all of Company's or any Subsidiary's "Confidential Information." The term "Confidential Information" includes, but is not limited to, information and documents concerning Company's or any Subsidiary's business, customers, and suppliers, market methods, files, trade secrets, or other
"know-how" or techniques or information not of a published nature which shall come into his possession, knowledge, or custody concerning the business of Company or any Subsidiary, except as such disclosure may be required by law or in connection with Employee's employment hereunder. The term "Confidential Information" does not include any material that Company has already disclosed to the public and is in the public domain. This covenant and agreement of Employee shall survive this Agreement and continue to be binding upon Employee after the expiration or termination of this Agreement, whether by passage of time or otherwise so long as such information and data shall remain confidential.

     Employee   acknowledges   that,   in  the  event  of  his   breach  of  the
confidentiality provisions of this Section 4, money damages will not sufficiently compensate Company or the applicable Subsidiary for its injury. Employee accordingly agrees that in addition to such money damages, Employee may be restrained and enjoined from continuing breach of the provisions of this
Section 4 without any bond or other security. Employee also acknowledges that any breach of this Section 4 would result in irreparable damage to Company or the applicable Subsidiary.

5.   TERMINATION DUE TO DEATH OR DISABILITY

     (a) DEATH

     This Agreement shall terminate upon Employee's death. Employee's estate shall be entitled to receive the Base Salary due through the date of his death. In addition, Employee's Base Salary (as determined pursuant to Section 3) as in effect at the time of his death will be continued for a period of 12 calendar months following the date of his death. The continued salary payments will be made to Employee's spouse, if Employee is married and living with Employee's spouse on the date of death. If Employee is not married and living with Employee's spouse on the date of death, the continued salary payments will be made to Employee's estate. Payments under this paragraph may be made to a designated beneficiary, in lieu of Employee's estate, where Employee has made a written request to Company designating a beneficiary, and the Company, in its discretion, has approved the requested designation made by Employee. The death benefit provided pursuant to this Section 5 is intended to be in addition to any other death benefit provided pursuant to any other plan or program sponsored by

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the  Company  except  the  Executive  Spouse  Benefit  authorized  by the  Human
Resources Committee of the Board for Senior Executive Officers of the Company, which is replaced by this Agreement.

     (b) PERMANENT DISABILITY

     At Company's option, this Agreement also shall terminate in the event of Employee's "Permanent Disability" upon notice in writing to Employee to that effect. For purposes of this Agreement, "Permanent Disability" shall mean that because of physical or mental illness or disability Employee shall have been continuously unable, after any accommodation required by applicable law, to perform his duties hereunder for a consecutive period of 180 days.

     If this Agreement is terminated due to Employee's Permanent Disability, Employee shall receive the Severance Benefits provided by Section 8.

     (c) SALARY CONTINUATION

     If Employee is absent from work and unable to perform his duties due to a physical or mental illness or disability, Employee shall continue to receive Base Salary until such time as this Agreement is terminated. Company may not terminate this Agreement without Cause pursuant to Section 6(c) during the period of absence. Rather, Company may only terminate this Agreement because of Permanent Disability pursuant to Section 5(b) or for Cause pursuant to Section 6(a). The period of time during which Employee's Base Salary is continued pursuant to this Section 5(c) shall be charged against Employee's available sick leave and then against Employee's available vacation.

     (d) LAPSE OF PROVISIONS

     This Section 5 shall cease to apply following the termination of Employee's employment pursuant to Sections 6, 7, or 9.

6.   TERMINATION BY COMPANY

     (a) TERMINATION FOR CAUSE

     Company may terminate this Agreement for "Cause" upon written notice to Employee. If Company terminates this Agreement for "Cause," Employee shall be entitled receive his Base Salary through the effective date of his termination. Employee's entitlement to receive any other amount shall be determined in accordance with the provisions of any incentive or benefit plans in which Employee participates on the effective date of termination.

     (b) "CAUSE" DEFINED

     Termination of this Agreement for "Cause" shall mean (i) breach of any material provision of this Agreement by Employee which is not cured within a reasonable time after receipt by Employee of written notice of such breach from Company, or (ii) conviction, by a court of competent jurisdiction, of Employee of any felony or any other crime involving gross depravity or dishonesty.

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     (c) TERMINATION WITHOUT CAUSE

     Termination  of this Agreement by Company for reasons other than (i) death,
(ii) Permanent Disability, (iii) Cause, or (iv) upon expiration of the Initial Term or any Renewal Term shall be referred to as a termination "without Cause." If this Agreement is terminated without Cause, Employee is entitled to receive 30 days advance written notice. This Agreement shall continue during such notice period. The termination of this Agreement shall be effective on the 30th day (the "Termination Date") following the day on which the notice is given (the "Notice Date"). In the exercise of its discretion, the Company may place Employee on a paid administrative leave during all or any part of the 30-day notice period. During such administrative leave, Company may bar Employee from access to any Company facility or may allow such access on such terms as Company deems appropriate. If this Agreement is terminated without Cause, Employee shall be entitled to receive the Severance Benefits provided by Section 8.

7.   TERMINATION BY EMPLOYEE

     (a) GENERAL

     Employee may terminate this Agreement at any time, with or without "Good Reason." If Employee terminates this Agreement without "Good Reason," Employee shall provide Company with 60 days advance written notice. If Employee terminates this Agreement with Good Reason, Employee shall provide Company with 30 days advance written notice, which notice shall clearly identify the action or omission that Employee claims gives rise to Good Reason for termination of this Agreement. In order to terminate this Agreement for Good Reason, the notice of termination must be given to Company by Employee within 30 days of Employee's receipt of notice, whether written or oral, or actual knowledge of the action or omission that gave rise to Employee's Good Reason for termination. The termination of this Agreement shall be effective on the last day of the required notice period (the "Termination Date"). In the exercise of its discretion, the Company may place Employee on a paid administrative leave during all or any part of the 30-day or 60-day notice period. During such administrative leave, the Company may bar Employee from access to any Company facility or may allow such access on such terms as Company deems appropriate.

     (b) GOOD REASON DEFINED

     For purposes of this Agreement, "Good Reason" shall mean and include any of the following:

          (1) Without Employee's express written consent, the assignment to him of any duties that are not reasonably consistent with his positions, duties, responsibilities, and status with Company as in effect on the "Relevant Date," or demotion, or a change in his titles or offices as in effect on the Relevant Date (except as specifically contemplated by this Agreement), or any removal of him from or any failure to re-appoint or re-elect him to any of such positions, except in connection with the termination of this Agreement for Cause, Permanent Disability, as a result of his death, by him other than for Good Reason, or by Company upon the expiration of the Initial Term or any applicable Renewal Term.

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          (2)  A reduction by Company in Employee's  Base Salary as in effect on the date hereof or as the same may be increased from time to time, other than a reduction of no more than 15% which applies to all Senior Executive Officers of Company.

          (3) The taking of any action by Company which would adversely affect Employee's participation in or materially reduce his benefits under any thrift, incentive, or compensation plan, or any pension, life insurance, health and accident or disability plan in which Employee is participating on the Relevant Date, whether such plan is qualified for favorable tax treatment or otherwise, unless a comparable replacement program is offered to Employee or unless such action applies to all Senior Executive Officers.

          (4) The termination of this Agreement by Company without Cause or any attempted termination by Company purportedly for Cause if it is thereafter determined that Cause did not exist under this Agreement with respect to the termination.

          (5)  Breach of any material provisions of this Agreement by Company.

For purposes of this Section 7, the "Relevant Date" is the date of execution of this Agreement. For purposes of Section 9, the "Relevant Date" is the date specified in Section 9(e).

     (c) COMPANY MAY CURE GOOD REASON

     Within the 30 day notice period called for by Section 7(a), Company may rescind or otherwise cure any action or omission relied upon by Employee as constituting Good Reason for termination. If Company rescinds or otherwise cures such action or omission within this period, Employee's notice of termination will be automatically withdrawn and this Agreement will continue.

     (d) EFFECT OF GOOD REASON TERMINATION

     If Employee terminates this Agreement for Good Reason, Employee shall be entitled to receive the Severance Benefits provided by Section 8 to the same extent as if this Agreement had been terminated by Company without Cause.

     (e) EFFECT OF TERMINATION WITHOUT GOOD REASON

     If Employee terminates this Agreement without Good Reason, Employee shall be entitled to receive his Base Salary through the effective date of his termination. Employee's entitlement to receive any other amount shall be determined in accordance with the provisions of any incentive or benefit plans in which Employee participates on the effective date of the termination.

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8.   SEVERANCE BENEFITS

     (a) ELIGIBILITY

     Employee shall be eligible and entitled to receive the Severance Benefits provided by paragraph (b) if Employee's employment is terminated due to Permanent Disability pursuant to Section 5(b), if this Agreement is terminated by Company without Cause pursuant to Section 6(c), or if this Agreement is terminated by Employee for Good Reason pursuant to Section 7. In addition, Employee shall be eligible and entitled to receive the Severance Benefits provided by paragraph (b) if the Company notifies Employee of its desire to terminate this Agreement pursuant to Section 2(a) and at the time such notice is given the Company does not have "Cause" to terminate Employee's employment pursuant to Section 6. Similarly, if Company notifies Employee of its desire to modify this Agreement at the end of any Initial or Renewal Term pursuant to
Section 2(a) and such modification provides Employee with "Good Reason" to terminate this Agreement pursuant to Section 7, Employee shall be entitled to receive the Severance Benefits called for by paragraph (b) if Employee rejects such modification unless the Company agrees to the renewal of this Agreement without the modification.

     (b) SEVERANCE BENEFITS

     The "Severance Benefits" to which Employee shall be entitled pursuant to this section are limited to the following payments, benefits and reimbursements:

          (1) Company will continue to pay Employee his Base Salary as set forth in Section 3 (or as it may be adjusted from time to time), in equal bi-weekly installments, throughout the "Severance Period" referred to in Section 8(c):

          (2) Company also shall make a single "Incentive Compensation Payment" to Employee. The "Incentive Compensation Payment" shall equal the maximum amount that would have been payable to Employee pursuant to all of the terms and provisions of the Company's EMIP, as it may be amended or replaced from time to time, had Employee's employment continued until the end of the fiscal year of the Company in which Employee's Termination Date occurs. (This payment shall be in addition to any payment for a prior fiscal year which has not yet been paid.) For purposes of calculating the amount that would have been due to Employee pursuant to the EMIP (i) any provision of the EMIP requiring continued employment will be disregarded; (ii) the Company shall assume that Employee's Base Salary would continue throughout the end of such fiscal year at the same rate in effect on the Termination Date;
               (iii) the actual  performance  of the Company  shall be utilized;
               (iv) the Company shall assume that any subjective performance criteria or requirements were satisfied; and (v) all other factors impacting the calculation of the amounts due will be determined by the Company's Board of Directors or a Committee thereof in the exercise of its discretion. The Incentive Compensation Payment will be paid at the same time as incentive

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               payments are or would, based on historical practices,  be paid to active employees. The Employee shall not be entitled to receive any compensation or grants pursuant to the Company's Long Term Incentive Plan, or any successor plan or program, following the Termination Date.

          (3) Company also intends that life, disability, accident and group health benefits and coverages (each an "Insurance Benefit" and collectively the "Insurance Benefits") substantially similar to those which Employee was receiving immediately prior to the
               Notice Date be made available to Employee throughout the Severance Period, but Company does not intend to duplicate
               Insurance Benefits provided by a successor employer. If and to the extent that and so long as such Insurance Benefits (or an Insurance Benefit) is not provided by a successor employer, Company will arrange to provide such Insurance Benefit or Insurance Benefits to Employee at a cost to Employee of not more than the cost to Employee of similar coverage immediately prior to the Notice Date. If an Insurance Benefit is not provided by a successor employer and Company, after a good faith effort, is unable to provide continued coverage to Employee with respect to one or more of such Insurance Benefits because of restrictions imposed by any insurance carrier that provides such Insurance Benefit or Benefits, in lieu of the unavailable Insurance Benefit or Benefits Company may pay Employee a monthly amount equal to 150% of the Company's share of the cost of providing such unavailable Insurance Benefit or Benefits to comparable executives in comparable circumstances. Such cost shall be determined conclusively by Company. Employee shall provide Company with such information concerning the Insurance Benefits provided to Employee by a successor employer as Company shall reasonably request and Company may decline to provide any Insurance Benefits to Employee unless and until Employee provides such information. Whether a particular Insurance Benefit provided by a successor employer is "substantially similar" to a benefit provided to Employee prior to the Notice Date shall be determined by Company in the exercise of its discretion.

          (4) Company will continue to provide Employee with an automobile and an active membership in a country club in accordance with Section 3(b) and the policies and practices applicable to Senior Executive Officers, as such policies may be modified from time to time, throughout the Severance Period.

          (5) Any stock options to purchase Common Stock of Company or stock appreciation rights relating to Common Stock of Company held by Employee on the Notice Date, which are not at the Notice Date currently exercisable but which would become exercisable within 24 months from the Termination Date if Employee's employment were continued, shall on the Notice Date automatically become exercisable and shall remain exercisable for 90 days thereafter. This provision takes precedence over any Stock Option Participation Agreement or form of grant between the Company and Employee.

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          (6)  All shares of Common Stock of Company held by Employee  under any
               Restricted   Stock   Plan  which  are   subject   to   time-based
               restrictions on the Notice Date shall, as of the Notice Date, automatically become free of all restrictions if and to the extent that such restrictions would have lapsed within 24 months of the Termination Date if Employee's employment were continued.

          (7) Company will pay any reasonable expenses incurred by Employee in finding new employment and any reasonable costs of moving Employee and his family and possessions to a new location, with such expenses not to exceed $50,000 in the aggregate. In the alternative, Employee may elect to receive a lump sum payment of $50,000 in lieu of reimbursement for such expenses.

     (c) SEVERANCE PERIOD

     The Severance Period will be the 24 month period beginning on the Termination Date. If the Severance Benefits are due because this Agreement was not renewed, the Severance Period will be the 24 month period beginning on the last day of the applicable Initial or Renewal Term.

     (d) COBRA

     Employee has the right to continued health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). The COBRA continuation period shall commence on Employee's Termination Date (or if the Severance Benefits are due because this Agreement was not renewed, the last day of the applicable Initial or Renewal Term), but Company may be obligated to pay a portion of the cost of continued health care coverage during the Severance Period pursuant to Section 8(b)(3).

9.   CHANGE IN CONTROL OF COMPANY

     (a) GENERAL

     The Board recognizes that the continuing possibility of a "Change in Control" of Company is unsettling to Employee and other senior executives of Company. Therefore, the arrangements set forth below are being made to help assure a continuing dedication by Employee to his duties to Company, notwithstanding the occurrence or potential occurrence of a "Change in Control." In particular, the Board believes it important, should Company receive proposals from third parties with respect to its future, to enable Employee, without being influenced by the uncertainties of his own situation, to assess and advise the Board whether such proposals would be in the best interests of Company and its stockholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board also wishes to demonstrate to executives of Company that Company is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly.

     (b) ELIGIBILITY TO RECEIVE A SEVERANCE BENEFIT

     In view of the foregoing and in further consideration of Employee's continued employment with Company, Company agrees that if a Change in Control of Company occurs during the Initial Term or any Renewal Term Employee shall be entitled to the special severance benefits provided in subparagraph (g) of this
Section 9 if prior to the expiration of 24 months after the Change in Control of Company Employee terminates his employment with Company for Good Reason or Company terminates Employee's employment without Cause. If Employee triggers the application of this Section by terminating employment for Good Reason, he must do so within 120 days following Employee's actual knowledge or receipt of notice, whether written or oral, of the occurrence of the last event that constitutes Good Reason.

     (c) PERMANENT DISABILITY

     Any attempted termination of Employee's employment by Company for reasons of Permanent Disability pursuant to Section 5(b) following a Change in Control shall be treated as a termination by Company without Cause unless Employee is approved for and receives long term disability payments under Company's long term disability plan. In addition, following a Change in Control this Agreement may not be terminated pursuant to Section 5(b) due to Employee's Permanent Disability unless the incapacity giving rise to the Permanent Disability occurs prior to the occurrence of an event that might cause amounts to be payable to Employee pursuant to this Section 9. Once payments begin pursuant to this
Section 9, this Agreement may not be terminated by Company pursuant to Section 5(b) due to Permanent Disability and any payments due pursuant to this Section 9 shall not cease or diminish on account of Employee's Permanent Disability.

     (d) CHANGE IN CONTROL DEFINED

     For purposes of this Agreement, a "Change in Control" and "Potential Change in Control" Shall be defined as follows:

     A "Change in Control" shall be deemed to have occurred in any or all of the following instances:

          (1) Any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or a corporation owned directly or indirectly by the stockholders of Company in substantially the same proportions as their ownership of stock of Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 20% or more of the total voting power represented by Company's then outstanding Voting Securities (as defined below); or

          (2) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Company and any new director whose election by the Board of

               Directors or nomination for election by Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (3) The stockholders of Company approve a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (4)  The   stockholders   of  Company   approve  a  plan  of  complete
               liquidation of Company or an agreement for the sale or disposition by Company of (in one transaction or a series of transactions) all or substantially all Company's assets.

     A "Potential Change in Control" shall be deemed to have occurred in any or all of the following instances:

          (1) Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

          (2) Any person (including Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

          (3) Any person other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or a corporation owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company who is or becomes the beneficial owner, directly or indirectly, of securities of Company representing 10% or more of the combined voting power of the Company's then outstanding Voting Securities, increases such person's beneficial ownership of such securities by five percentage points (5%) or more over the percentage so owned by such person; or

          (4) The Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

     For purposes of this Section, the term "Voting Securities" shall mean and include any securities of the Company which vote generally for the election of directors.

     (e) GOOD REASON DEFINED

     For purposes of this Section, "Good Reason" shall have the meaning assigned to it in Section 7, with the following modifications:

          (1) The "Relevant Date" shall be the day prior to the Change in Control.

          (2)  Paragraph (2) of Section 7(b) shall read as follows:

                    A reduction by Company in Employee's Base Salary as in effect on the date hereof or as the same may be increased from time to time.

          (3)  Paragraph (3) of Section 7(b) shall read as follows:

                    The failure by Company to continue in effect any thrift, incentive, or compensation plan, or any pension, life insurance, health and accident or disability plan in which Employee is participating on the Relevant Date, whether such plan is qualified for favorable tax treatment or otherwise, (or plans providing Employee with substantially similar benefits), the taking of any action by Company which would adversely affect Employee's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him as of the Relevant Date or any later date, or the failure of the Company to provide Employee with the number of paid vacation days to which Employee is then entitled on the basis of his years of service with the Company in accordance with the Company's normal vacation policy as in effect on the Relevant Date;

          (4) Three additional elements of Good Reason shall be added as follows:

               (6) Employee is assigned to, or Company's office at which Employee is principally employed on the Relevant Date is relocated to, a location which would require a round-trip commute to work from Employee's principal residence on the Relevant Date of more than 100 miles per day.

               (7) Failure of Company to obtain an agreement satisfactory to Employee from any successor to the business, or substantially all the assets, of Company to assume this Agreement or issue a substantially similar agreement.

               (8) The taking of any action by Company at the request of or on behalf of any person, after the occurrence of a Potential Change in Control, but prior to a Change in Control, terminating this Agreement or terminating Employee other than for Cause; provided that, for purposes of this subparagraph only, cause shall include willful and gross misconduct on Employee's part that is materially and demonstratively detrimental to the Company.

     (f) NOTICE OF TERMINATION BY EMPLOYEE

     Any termination by Employee under this Section 9 shall be communicated by written notice to Company which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

     (g) EFFECT OF TERMINATION; SPECIAL SEVERANCE BENEFITS

     If Employee is entitled to receive a special  severance benefit pursuant to
Section 9(b) hereof, Company will provide Employee with the following special severance benefits in lieu of the Severance Benefits to which Employee is entitled pursuant to Section 8:

          (1) Within five days following Employee's termination, a lump sum severance payment will be made to Employee. The lump sum severance payment shall be in an amount equal to: (i) three times Employee's yearly Base Salary as set forth in Section 3 or as it may be increased from time to time; plus (ii) three times the greatest of (a) the average annual incentive compensation paid to Employee pursuant to the EMIP (or any predecessor or successor plan, or other similar plan in which Employee was a participant) with respect to the five fiscal years preceding the fiscal year in which the Change in Control occurs, or (b) an amount equal to 100% of the incentive compensation paid to Employee pursuant to the EMIP (or any predecessor or successor plan) during the 12 month period prior to the Termination Date.

          (2) The benefits provided by Sections 8(b)(3) and 8(b)(4) shall be provided for 36 months following Employee's Termination Date rather than for the period specified in Section 8(c). In lieu of all fringe benefits other than those referred to in Sections 8(b)(3) and (4), Employee shall receive a lump sum payment equal to 20% of Employee's Base Salary as set forth in Section 3 as it may be increased from time to time.

          (3) Any stock options to purchase Common Stock of Company or stock appreciation rights relating to Common Stock of Company held by Employee on the Notice Date, which are not at the Notice Date currently exercisable and which do not become exercisable pursuant to Section 8(b)(5), shall on the Notice Date automatically become exercisable and shall remain exercisable for 90 days thereafter.

          (4) All shares of Common Stock of Company held by Employee under any Restricted Stock Plan which on the Notice Date are subject to restrictions which do not lapse pursuant to Section 8(b)(6) shall, as of that date, automatically become free of all restrictions.

Company shall amend, if necessary, any option or restricted stock agreements entered into between Company and Employee to be consistent with paragraphs (4) and (5).

     (h) OTHER AGREEMENTS

     Nothing in this Agreement is intended to modify any change of control provisions or protections provided to Employee by the SERP.

     (i) LEGAL EXPENSES

     If Employee, at any time, takes any legal action against Company for breach of this Section 9 or Section 10, Company shall reimburse Employee for all costs and expenses incurred by Employee to pursue such legal action, regardless of the outcome, unless the arbitrators appointed pursuant to Section 12(d) find Employee's action to have been frivolous and without merit. Although the dispute resolution provisions of Section 12 shall apply to any legal action involving a breach of this Section 9 and Section 10, the provisions of this Section 9(i) shall supersede conflicting provisions of Section 12(e).

10.  EXCISE AND INCOME TAX GROSS-UP

     The Internal Revenue Code of 1986 (the "Code") imposes significant tax burdens on the Employee and Company if the total amounts received by the Employee due to a Change in Control exceed prescribed limits. These tax burdens include a requirement that the Employee pay a 20% excise tax on certain amounts received in excess of the prescribed limits and a loss of deduction for Company. If, as a result of these Code provisions, the Employee is required to pay such excise tax, then upon written notice from the Employee to Company, Company shall pay the Employee an amount equal to the total excise tax imposed on the Employee (including the excise tax reimbursement due pursuant to this sentence and the excise taxes on any federal and state tax reimbursements due pursuant to the next sentence). If Company is obligated to pay the Employee pursuant to the preceding sentence, Company also shall pay the Employee an amount equal to the "total presumed federal and state taxes" that could be imposed on the Employee with respect to the excise tax reimbursements due to the Employee pursuant to the preceding sentence and the federal and state tax reimbursements due to the Employee pursuant to this sentence. For purposes of the preceding sentence, the "total presumed federal and state taxes" that could be imposed on the Employee shall be conclusively calculated using a combined tax rate equal to the sum of
(a) the highest individual income tax rate in effect under (i) Federal tax law and (ii) the tax laws of the state in which the Employee resides on the date that the payment under this Section 10 is computed and (b) the hospital insurance portion of FICA. No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose. The Employee shall be responsible for paying the actual taxes. The amounts payable to the Employee pursuant to this or any other agreement or arrangement with Company shall not be limited in any way by the amount that may be paid pursuant to the Code without the imposition of an excise tax or the loss of Company deductions. The Employee, or his tax preparer, shall make the final determination as to the amount of excise tax and gross-up due to Employee. Employee shall be entitled to receive such amount upon written presentation of calculations. Company may, at its option, pay the amount presented and preserve its right to contest, pursuant to
Section 12, any payment, and seek reimbursement. Either the Employee or Company may elect to challenge any excise taxes imposed by the Internal Revenue Service and the Employee and Company agree to cooperate with each other in prosecuting such challenges. If the Employee elects to litigate or otherwise challenge the imposition of such excise tax, however, Company will join the Employee in such litigation or challenge only if Company's General Counsel determines in good faith that the Employee's position has substantial merit and that the issues should be litigated from the standpoint of Company's best interest.

11.  COMPETITION

     (a) RESTRICTIVE COVENANT

     In consideration of Company's agreements contained herein and the payments to be made by it to Employee pursuant hereto, Employee agrees that, during the duration of this restrictive covenant he will not:

          (1) Without the prior written consent of the Board of Directors of Company, engage in a Competing Business within 100 miles of the outer boundaries of any Standard Metropolitan Statistical Area (or such lesser geographical area as may be set by a court of competent jurisdiction or an arbitrator) in which any of the businesses of Company are being conducted on the date of termination of this Agreement or within 100 miles of the outer boundaries of any Standard Metropolitan Statistical Area (or such lesser geographical area as may be set by a court of competent jurisdiction or an arbitrator) in which the Company's strategic plan or any replacement plan (the "Strategic Plan"), as in effect on the earlier of the date of the competitive activity by Employee or the date of termination of this Agreement, discusses the possibility of Company conducting business within two years following the date of termination of this Agreement; or

          (2) Directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person or entity, seek to hire and/or hire any individual who was employed by Company or any Subsidiary immediately prior to such hiring or solicitation or during the prior one-year period.

     (b) DURATION OF COVENANT

     Generally, this restrictive covenant shall apply during the Initial Term and any Renewal Term and for the one-year period following the date of termination of this Agreement and any renewals thereof (or such lesser period as may be set by a court of competent jurisdiction or an arbitrator). If the Competing Business in which Employee engages or intends to engage is a business involving the development or management of an age-restricted community, however, the limitations of Section 11(a)(1) shall apply during the Initial Term, any Renewal Term and for the two-year period following the date of the termination of this Agreement and any renewals thereof (or such lesser period as may be set by a court of competent jurisdiction or an arbitrator). This Restrictive Covenant shall not apply should the Agreement terminate on or after the date on which Employee attains age 65.

     (c) REMEDIES; REASONABLENESS

     Employee acknowledges and agrees that a breach by Employee of the provisions of this Section will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction restraining and enjoining Employee from violating the provisions of this Section. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Employee.

     Employee expressly acknowledges and agrees that (i) this Restrictive Covenant is reasonable as to time and geographical area and does not place any unreasonable burden upon him; (ii) the general public will not be harmed as a result of enforcement of this restrictive covenant; and (iii) Employee understands and hereby agrees to each and every term and condition of this Restrictive Covenant.

     (d) SURVIVAL OF PROVISION

     Termination of this Agreement, whether by passage of time or any other cause, shall not constitute a waiver of Company's rights under this Section 11, nor a release of Employee from his obligations thereunder.

     (e) COMPETING BUSINESS

     For purposes of this Agreement, Employee shall be deemed to be engaged in a "Competing Business" if, in any capacity, including but not limited to proprietor, partner, officer, director, or employee, he engages or participates, directly or indirectly, in the operation, ownership, or management of any proprietorship, partnership, corporation, or other business entity which competes, in whole or in part, with the then actual business of Company or any business contemplated by Company's Strategic Plan as in effect on the earlier of the date of the competitive activity by Employee or the date of termination of this Agreement. Indirect participation in the operation or ownership of any such entity shall include any investment by Employee in any such entity, by way of loan, guaranty, or stock ownership (other than ownership of 1% or less of any class of equity or other securities of a company which is listed and regularly traded on any national securities exchange or which is regularly traded over-the-counter). Employee shall not be deemed to be engaged in a "Competing Business" if, in any capacity enumerated above, he engages or participates, directly or indirectly, in the operation, ownership, or management of any proprietorship, partnership, corporation, or other business entity where Employee or the business entity in which he may be involved, either directly or indirectly, and together with any related individuals or entities, builds fewer than 25 homes per calendar year (with the number of homes to be determined by the number of permits pulled for such homes). At the written request of Employee from time to time, Company shall furnish Employee with a written description of the business or businesses in which Company is then actively engaged.

     (f) CHANGE IN CONTROL

     The provisions of this Section shall lapse and be of no further force or effect if Employee's employment is terminated by Company without Cause, or by Employee for Good Reason, following a Change in Control, or if Company gives notice that it is involved in voluntary liquidation proceedings pursuant to

Chapter 7 of the United States Bankruptcy Code (11 U.S.C. ss.701 et seq.) or that the trustee has been ordered by the United States Bankruptcy Court, pursuant to a final and non-appealable order, to cease Company's operations pursuant to 11 U.S.C. ss.1174 of the United States Bankruptcy Code.

12.  DISPUTE RESOLUTION

     (a) MEDIATION

     Any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation. Excepted from this Section 12 is the right of Company or Employee to seek preliminary judicial relief with respect to a dispute should such action be necessary to avoid immediate, irreparable harm or damage pending the proceedings provided for in this Section 12. Mediation shall be before an independent mediator selected by the parties pursuant to Section 12(d). Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address specified in Section 16. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within 30 days of the date of selection or appointment of the mediator.

     (b) ARBITRATION

     In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a panel of three independent arbitrators selected pursuant to Section 12(d). The mediator shall not serve as an arbitrator. ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS SECTION 12 AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL, EXCEPT AS PROVIDED IN SECTION 12(a). The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within 30 days of selection or appointment of the last of the three arbitrators. If Company has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16. If no such policy has been adopted, the arbitration shall be governed by the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association or its successor. Notwithstanding any provisions in such rules to the contrary, the arbitrators shall issue findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.

     (c) DAMAGES

     In case of breach of contract or policy, damages shall be limited to contract damages. In cases of intentional discrimination claims prohibited by statute, the arbitrators may direct payment consistent with the applicable statute. In cases of employment tort, the arbitrators may award punitive damages if proved by clear and convincing evidence. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16, except that Court review of the arbitrators' award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

     The arbitrators may not award reinstatement. Instead, if the arbitrators find that the termination by Company was not for Permanent Disability or not for Cause or that the termination by Employee was for Good Reason, Employee shall only be entitled to the Severance Benefits provided by Section 8 (or the special Change in Control severance benefits provided by Section 9 in the event of a Change in Control), and, in either case, payment of his reasonable legal expenses in such arbitration. Until a final, binding determination has been entered relieving Company of its duty to provide payments hereunder, Company shall pay Employee all amounts to which he would be entitled under Section 8 if a Change in Control has not occurred or Section 9 if a Change in Control has occurred, calculated in either case on the assumption that Employee's employment had been terminated without Cause.

     (d) SELECTION OF MEDIATOR OR ARBITRATORS

     The parties shall select the mediator from a panel list made available by the Association. If the parties are unable to agree to a mediator within ten days of receipt of a demand for mediation, the mediator will be chosen by alternatively striking from a list of five mediators obtained by Company from the Association. Employee shall have the first strike.

     The parties also shall select the arbitrators from a panel list made available by the Association. Company and Employee each shall select one arbitrator from such panel list within ten days of receipt of such list. After Company and Employee have each selected an arbitrator, the two arbitrators so selected shall select the third arbitrator from such list within the next ten days.

     (e) EXPENSES

     The costs and expenses of any mediator shall be borne by Company. Should the Employee or Company, at any time, initiate arbitration for breach of this Agreement, Company shall reimburse the Employee for all amounts spent by the Employee to pursue such arbitration, unless the arbitrator finds the Employee's action to have been frivolous and without merit.

13.  BENEFIT AND BINDING EFFECT

     This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including but not limited to any corporation, person, or other entity which may acquire all or substantially all of the assets and business of Company or any corporation with or into which Company may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of Employee may not be delegated.

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
14.  NON-DISPARAGEMENT

     Employee will not publicly disparage Company or its officers, directors, employees, or agents and will refrain from any action which would reasonably be expected to cause material adverse public relations or embarrassment to Company or to any of such persons. Similarly, Company (including its officers, directors, employees, and agents) will not disparage Employee and will refrain from any action which would reasonably be expected to result in embarrassment to Employee or to materially and adversely affect his opportunities for employment. The preceding two sentences shall not apply to statements or allegations made in any pleading filed in connection with any legal proceeding or to disclosures required by applicable law, regulation, or order of court or governmental agency.

15.  OTHER AGREEMENTS OF EMPLOYEE

     Employee represents that the execution and performance of this Agreement will not result in a breach of any of the terms and conditions of any employment or other agreement between Employee and any third party.

16.  NOTICES

     All notices hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

     If to Company, to:           Del Webb Corporation
                                  6001 North 24th Street
                                  Phoenix, Arizona 85016
                                  Attention: General Counsel

     If to Employee, to:          LeRoy C. Hanneman
                                  9643 E. Laurel Lane
                                  Scottsdale, AZ 85260

Either party may change the address to which notices are to be sent to it by giving 10 days' written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.

17.  ENTIRE AGREEMENT

     The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Employee and Company with respect to the relationship of Employee with Company.

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
18.  GOVERNING LAW

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

19.  CAPTIONS

     The captions included herein are for convenience and shall not constitute a part of this Agreement.

20.  SEVERABILITY

     If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read as narrowly as possible to give the maximum effect to the mutual intentions of Employee and Company.

21.  MITIGATION

     In the event that Employee's employment is terminated and payments become due to Employee pursuant to this Agreement, Employee shall have no duty to mitigate damages or to become re-employed by another employer.

22.  TERMINATION OF EMPLOYMENT

     The termination of this Agreement by either party also shall result in the termination of Employee's employment relationship with Company in the absence of an express written agreement providing to the contrary. Neither party intends that any oral employment relationship continue after the termination of this Agreement.

23.  NO CONSTRUCTION AGAINST COMPANY

     This Agreement is the result of negotiation between Company and Employee and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, this Agreement shall not be construed for or against Company or Employee, regardless of which party drafted the provision at issue.

                                        DEL WEBB CORPORATION


                                        By:
-----------------------------------         ------------------------------------
LeRoy C. Hanneman                           Robertson C. Jones
                                            Senior Vice President

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